Exhibit 99.1

LENZ Therapeutics Reports Second Quarter 2026 Financial Results and Recent Corporate Highlights
Q2 2026 total revenue of $5.5 million from VIZZ product sales and global license agreements
Strong patient persistence, with over 60% of patients in our dominant ePharmacy channel purchasing multiple monthly packs since launch, tracking to five packs annually
VIZZ prescription growth accelerated with launch of telehealth channel in July 2026
Management to host conference call today, August 11, 2026, at 4:30 p.m. EDT
SAN DIEGO, CA – August 11, 2026 – LENZ Therapeutics, Inc. (Nasdaq: LENZ or “LENZ” or the “Company”), a pharmaceutical company focused on the commercialization of VIZZ® (aceclidine ophthalmic solution) 1.44%, the first and only aceclidine-based eye drop for the treatment of presbyopia, today reported financial results for the second quarter ended June 30, 2026, and recent corporate highlights.
“We are encouraged by the early refill behavior we are seeing with VIZZ. The majority of ePharmacy patients have purchased multiple monthly packs since launch, and among those patients, our Q4 2025 and Q1 2026 cohorts are tracking to average annualized utilization of five packs per patient. These trends reinforce the value VIZZ is delivering in the real world,” said Eef Schimmelpennink, President and Chief Executive Officer of LENZ Therapeutics. “Our focus is now on bringing more consumers into the category and making access as seamless as possible. Through telehealth, eligible consumers can be evaluated online by an independent licensed eye care professional and, if prescribed, receive VIZZ at home. Together with our national ‘Tired of Reading Glasses’ campaign, telehealth is designed to more readily convert awareness into adoption. While it is still early, the initial indicators are encouraging, and we believe we are building the foundation for sustained growth driven by consumers.”
Second Quarter 2026 and Recent Corporate Highlights
Commercial Launch
•Q2 2026 product revenues of over $1.7 million on approximately 27,000 packs sold, a 9% increase over Q1 2026.
•Over 60% of ePharmacy patients have purchased more than one monthly pack of VIZZ since launch; encouraging early average projected refill rates from those starting VIZZ in Q4 2025 and Q1 2026 of 5 packs per year.
•Broad uptake by eye care professionals (“ECPs”), with over 13,000 unique prescribers from launch through Q2 2026, with approximately 75% prescribing multiple times.
•In July 2026, launched a telehealth prescribing option to accelerate patient access to VIZZ, offering patients the convenience of an integrated online evaluation by independent licensed eye care providers, e-pharmacy prescription fulfillment and home delivery, in addition to existing access through eye care professionals.
•In July 2026, launched a nationwide TV advertising campaign featuring brand spokesperson Sarah Jessica Parker.
Advancing Global Commercialization Strategy and Expanding International Partnerships
•In April 2026, LENZ submitted a Marketing Authorization Application (“MAA”) to the United Kingdom's Medicines and Healthcare products Regulatory Agency (“MHRA”) for the review and approval of VIZZ for the treatment of presbyopia in adults. The MHRA submission followed validation of the VIZZ MAA by the European Medicines Agency in March 2026.
•In June 2026, LENZ announced an exclusive license and commercialization agreement with Arrotex Pharmaceuticals to register and commercialize VIZZ for the treatment of presbyopia in Australia and New Zealand, its fifth ex-U.S. commercialization partnership. Under the terms of the agreement, LENZ received an upfront payment and is eligible to receive a mid double-digit profit share of gross margin from product sales in Australia and New Zealand.
•In June 2026, LENZ achieved its first regulatory milestone under the License and Commercialization Agreement with Laboratoires Théa upon the submission of its New Drug Submission to Health Canada for the review and approval of VIZZ for the treatment of presbyopia in adults in Canada. Under the terms of the agreement, LENZ is eligible to receive up to $65 million in remaining regulatory and commercial milestone payments, as well as tiered, double-digit royalties on future net sales in Canada.
•In June 2026, Everest Medicines entered into an Asset Purchase Agreement with CORXEL Pharmaceuticals to acquire the rights to develop, manufacture, and commercialize VIZZ (LNZ100) in Greater China. LENZ is eligible to receive up to $85.0 million in remaining regulatory and sales milestones, as well as tiered mid single-digit to low double-digit royalties on net sales in Greater China. LENZ has received the first of multiple potential milestone payments under this sublicensing arrangement in connection with the execution of the agreement between CORXEL and Everest.
•In July 2026, under the exclusive distribution agreement with Lunatus for the Middle East region, the MAA was submitted under the Saudi Food and Drug Authority’s Abridged Pathway for the treatment of presbyopia in the Kingdom of Saudi Arabia. This submission represents the ninth ex-U.S. regulatory filing for VIZZ.
Financial Results for Three and Six Months Ended June 30, 2026
Cash Position: Cash, cash equivalents and marketable securities were $220.0 million as of June 30, 2026.
Product Sales, net: Product sales, net was $1.7 million and $3.4 million for the three and six months ended June 30, 2026, respectively, driven by approximately 27,000 and 52,000 packs sold and delivered to the customer in the respective periods. We had no product sales during the three and six months ended June 30, 2025.
License Revenue: License revenue was $3.8 million and $4.0 million for the three and six months ended June 30, 2026 including a $2.5 million regulatory milestone reached under the Théa license agreement and $1.25 million in sublicense revenue related to the asset purchase agreement by Everest Medicines to acquire the rights to VIZZ in Greater China during the three months ended June 30, 2026, and the upfront payment under the Lunatus exclusive distribution agreement in the six months ended June 30, 2026. License revenue was $5.0 million during the same periods in 2025 related to the upfront payment under the Lotus license agreement.
Cost of Sales: Cost of sales was $0.3 million and $1.4 million for the three and six months ended June 30, 2026, respectively. Direct product cost of sales in connection with the sales of VIZZ was $0.3 million for the three and six months ended June 30, 2026. Total cost of sales during the six months ended June 30, 2026 was comprised primarily of non-recurring events recognized in the first quarter related to a manufacturing process transition and unrelated to product sales. There was no cost of sales during the three and six months ended June 30, 2025.
Selling, General and Administrative (“SG&A”) Expenses: SG&A expenses increased to $39.4 million and $84.3 million for the three and six months ended June 30, 2026, compared to $12.8 million and

$23.9 million during the same respective periods in 2025, primarily driven by our launch investment, with increases in commercial marketing, advertising, sales infrastructure expenses, and personnel-related expenses due to a growth in headcount, including the hiring of our sales force. These amounts include non-cash stock-based compensation expense of $4.4 million and $8.7 million for the three and six months ended June 30, 2026, respectively, and $2.1 million and $4.0 million for the three and six months ended June 30, 2025, respectively.
Research and Development (“R&D”) Expenses: There were no R&D expenses for the three and six months ended June 30, 2026, compared to $9.1 million and $14.9 million during the same respective periods in 2025 due to the FDA approval of VIZZ in July 2025.
Net Loss: Net loss for the three and six months ended June 30, 2026 was $31.9 million and $73.4 million, respectively, or $1.02 and $2.34 per share (basic and diluted), respectively, compared to a net loss of $14.9 million and $29.5 million, respectively, or $0.53 and $1.06 per share (basic and diluted), respectively, during the same periods in 2025.
Conference Call Information
The Company will host a conference call and webcast today, Tuesday, August 11, 2026, at 4:30 p.m. EDT. To participate in the conference call via telephone, dial (800) 715-9871 (Domestic) or (646) 307-1963 (International) and enter code 2922111. The live webcast can be accessed here and on the LENZ Therapeutics website at www.LENZ-tx.com in the Investors & Media section. A replay of the webcast will be available on the Company’s website for 30 days following the event.
About Presbyopia
Presbyopia is the inevitable loss of near vision associated with aging, impacting the daily lives of nearly all people over the age of 45. As people age, the crystalline lens in their eyes gradually hardens and becomes less able to change shape. This loss of elasticity reduces the lens’s ability to focus incoming light from near objects onto the retina. Adults over 50 years of age lose, on average, 1.5 lines of near vision every six years. Although the progression of presbyopia is gradual, presbyopes often experience an abrupt change in their daily life as the symptoms become more pronounced starting in their mid-40s, when reading glasses or other corrective aids are suddenly necessary to read text or conduct close-up work. Presbyopia is typically self-diagnosed and self-managed with over-the-counter reading glasses, or managed, after evaluation by an ECP, with prescription reading or bifocal glasses or multifocal contact lenses.
About VIZZ (aceclidine ophthalmic solution) 1.44%
VIZZ (aceclidine ophthalmic solution) 1.44% is a once-daily eye drop developed to restore clear near vision for up to 10 hours. Aceclidine is the sole active ingredient in VIZZ and provides rapid and durable near vision improvement. VIZZ is preservative-free and provided in single-dose vials. VIZZ is a predominantly pupil selective miotic that interacts with the iris with minimal ciliary muscle stimulation. VIZZ causes contraction of the iris sphincter muscle, resulting in a pinhole effect that extends depth of focus to improve vision. For more information, please visit www.VIZZ.com.
VIZZ Indication and Important Safety Information
INDICATION
VIZZ (aceclidine ophthalmic solution) 1.44% is a prescription eye drop used to treat age-related blurry near vision (presbyopia) in adults.
IMPORTANT SAFETY INFORMATION
•Do not use VIZZ if allergic to any of the ingredients.

•To help avoid potential eye injury or contamination of the product, do not allow the vial tip to touch the eye or any surfaces. Discard the opened vial immediately after use.
•Contact lenses should be removed before using VIZZ. After dosing, contact lenses can be reinserted after 10 minutes.
•If using more than one topical eye medication, the medicines should be administered at least 5 minutes apart.
•Temporary dim or dark vision may be experienced after using VIZZ. Do not drive or operate machinery if vision is not clear.
•Seek immediate medical care if sudden onset of flashing lights, floaters, or vision loss is experienced.
ADVERSE REACTIONS
The most common reported adverse reactions of participants were instillation site irritation (20%), dim vision (16%), and headache (13%). Adverse reactions reported in >5% of participants were conjunctival hyperemia (8%) and ocular hyperemia (7%). The majority of adverse reactions were mild, transient, and self-resolving.
For additional information, please see the full Prescribing Information available at http://www.VIZZ.com/full-prescribing-information.pdf
About LENZ Therapeutics
LENZ Therapeutics is a pharmaceutical company focused on the commercialization of VIZZ® (aceclidine ophthalmic solution) 1.44%, the first and only FDA-approved aceclidine-based eye drop for the treatment of presbyopia, a condition impacting an estimated 1.8 billion people globally and 128 million people in the United States. LENZ is commercializing VIZZ in the United States and continues to establish licensing partnerships internationally to provide access to VIZZ globally. LENZ is headquartered in San Diego, California. For more information, visit www.VIZZ.com and www.lenz-tx.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. You can identify forward-looking statements by words such as “may,” “will,” “could,” “can,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “poised,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, but not all forward-looking statements will contain these words. Forward-looking statements in this press release include statements regarding LENZ’s plans regarding the launch of its telehealth platform; the belief that the launch of the telehealth platform alongside LENZ’s sales and marketing activities will help accelerate consumer awareness, access and adoption of VIZZ, and the belief that LENZ is building the foundation for sustained growth driven by consumers; the potential market size for VIZZ; the belief that the telehealth platform will provide a seamless and convenient consumer journey from product interest to home delivery; LENZ’s commercialization plans, including international partnering plans and expectations under existing commercial arrangements, including the potential achievement of milestones under such agreements; projected refill rates; and the quotations of LENZ management. These statements are based on numerous assumptions concerning VIZZ, target markets and involve substantial risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievement to be materially different from the information expressed or implied by these forward-looking statements, including those risk factors described in the section titled “Risk Factors” in our Quarterly Report on Form 10-Q to be filed for the quarter ended June 30, 2026 and our subsequent filings with the SEC. We cannot assure you that the forward-looking statements in this press release or the assumptions upon which they are based will prove to be accurate. The forward-looking statements in this press release are as of the date of this press release. Except as otherwise required by applicable law, LENZ disclaims any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:
Dan Chevallard
LENZ Therapeutics
IR@LENZ-Tx.com

LENZ Therapeutics, Inc.
Selected Balance Sheet Highlights
(in thousands)

	June 30, 2026	December 31, 2025
	(unaudited)
Cash and cash equivalents	$24,208	$25,179
Marketable securities	195,795	267,168
Total assets	236,596	305,876
Total liabilities	17,334	21,537
Total stockholders’ equity	219,262	284,339

LENZ Therapeutics, Inc.
Condensed Consolidated Statement of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Product sales, net	$1,736	$—	$3,387	$—
License revenue	3,750	5,000	4,000	5,000
Total revenue	5,486	5,000	7,387	5,000
Operating expenses:
Cost of sales	280	—	1,356	—
Selling, general and administrative	39,378	12,796	84,338	23,909
Research and development	—	9,061	—	14,879
Total operating expenses	39,658	21,857	85,694	38,788
Loss from operations	(34,172)	(16,857)	(78,307)	(33,788)
Other (expense) income:
Other (expense) income	(13)	199	(10)	188
Interest income	2,270	2,246	4,914	4,569
Total other income, net	2,257	2,445	4,904	4,757
Net loss before income taxes	(31,915)	(14,412)	(73,403)	(29,031)
Income tax expense	3	500	3	500
Net loss	$(31,918)	$(14,912)	$(73,406)	$(29,531)
Other comprehensive loss:
Unrealized loss on marketable securities	(179)	(85)	(871)	(158)
Comprehensive loss	$(32,097)	$(14,997)	$(74,277)	$(29,689)
Net loss per share, basic and diluted	$(1.02)	$(0.53)	$(2.34)	$(1.06)
Weighted-average common shares outstanding, basic and diluted	31,374,311	28,079,071	31,363,566	27,804,112